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                                                                       EXHIBIT C
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                              STANDSTILL AGREEMENT

         This Agreement dated as of January 30, 1998 is between Galileo Corporation (the "Company"), a Delaware corporation, and John F. Blais, Jr. ("Blais"). It is made as a condition precedent to consummation of the merger (the "Merger") of OFC Corporation ("OFC") into a subsidiary of the Company pursuant to the Agreement and Plan of Merger dated as of December 30, 1997. Blais was the controlling stockholder of OFC and will receive shares of Common Stock of the Company (the "Shares") in the Merger.

         The parties hereto agree as follows:

         1. COVENANTS OF BLAIS. Blais agrees that for a period of five years from the date hereof, he will not, directly or indirectly, without the prior written consent of the Company:

                  (a) acquire beneficial ownership of any securities of the Company entitled ordinarily to vote in the election of directors of the Company or any securities convertible into or exchangeable for such securities (collectively, "Voting Stock"), except by way of stock dividends or other distributions or offerings made available to holders of Voting Stock generally; authorize, announce or make a tender, exchange or other offer that would result in such an acquisition; or engage in any solicitation of proxies (within the meaning of the federal securities laws) for the purpose of obtaining stockholder approval for any transaction that would result in such an acquisition;

                  (b) deposit any shares of Voting Stock in a voting trust or subject any Voting Stock to any arrangement or agreement with respect to the voting thereof;

                  (c) join or otherwise act in concert with any third party, or become a member of a group, for the purpose of acquiring, holding or disposing of Voting Stock; or

                  (d) sell or otherwise transfer to any third party any Shares that would represent at the time of such transfer (together with all prior sales to such party or any affiliate or associate of such party) more than one percent of the Company's then issued and outstanding Common Stock, except for sales made in the public market in accordance with Rule 144 or pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended. Notwithstanding the foregoing, Blais may transfer Shares to his spouse or any descendant or any trust for their benefit, provided that any such transferee shall hold the Shares subject to the terms of this Agreement and the Shares transferred shall be aggregated with all Shares held by Blais for this purpose.

         2.       NOTICE OF PURCHASES. Without limiting the restrictions in
Section 1, Blais will notify the Company of his acquisition of any shares of Voting Stock, or rights thereto, within two days after such acquisition, regardless of whether such transaction is otherwise required to be reported under law. Such notice shall be made by telecopy and U.S. mail in accordance with Section 4.




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         3.       LEGEND. Each certificate representing Shares held by Blais, and any permitted transferee thereof subject to the terms of this Agreement, shall bear the following legend:

                  The shares represented by this certificate are subject to a Standstill Agreement dated January 30, 1998, which may be obtained upon written request from the Secretary of the Issuer.

         4. NOTICES. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, express delivery service or U.S. mail sent first-class, certified or registered, postage prepaid, addressed to the party to be notified, at the respective addresses set forth below, or at such other address for a party as it may specify by notice to the other party:

                  Galileo Corporation
                  Galileo Park, P.O. Box 550
                  Sturbridge, MA 01566
                  Fax: (508) 347-2270
                  Attention:  President

         with a copy to:

                  David R. Pokross, Jr., Esq.
                  Palmer & Dodge LLP
                  One Beacon Street
                  Boston, MA 02108
                  Fax: (617) 227-4420

                  John F. Blais, Jr.
                  362 Singletary Lane
                  Framingham, MA 01702

         with a copy to:

                  Andrew L. Nichols, Esq.
                  Choate, Hall & Stewart
                  Exchange Place
                  53 State Street
                  Boston, MA 02109
                  Fax:  (617) 248-4000




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         5.       MISCELLANEOUS.

                  (a) AMENDMENT AND WAIVER. This Agreement may not be amended, modified or supplemented and no requirement hereunder may be waived, except in writing signed by the party to be bound thereby.

                  (b) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors, assigns, heirs and legal representatives of the parties.

                  (c) COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute the same agreement.

                  (d) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  (e) GOVERNING LAW. This Agreement shall be governed by the laws of Massachusetts without regard to principles of conflicts of law.

         IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal as of the date stated above.


                                    GALILEO CORPORATION

                                    By: /s/ William T. Hanley, President
                                        ----------------------------------------
                                        William T. Hanley, President



                                    /s/ John F. Blais, Jr.
                                    --------------------------------------------
                                    JOHN F. BLAIS, JR.



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